Contact: Mary Broaddus Tel 734.591.7375 broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152

Valassis Announces Results for the Third Quarter Ended Sept. 30, 2008
Revises Outlook and Implements 2009 Profit Maximization Plan

Livonia, Mich., Nov. 6, 2008: Valassis (NYSE: VCI) today announced financial results for the third quarter ended Sept. 30, 2008. We reported quarterly revenue of $563.7 million, down 7.2% from $607.2 million for the prior year quarter due primarily to the challenging global macroeconomic environment and its impact on revenue across all of our business segments. We also reported a net loss of $5.2 million or $0.11 per share for the third quarter compared to net earnings of $16.4 million or $0.34 per share in the prior year quarter. For the third quarter of 2008, adjusted EBITDA* was $35.1 million, down from adjusted EBITDA* of $71.5 million for the prior year quarter.

“The unprecedented economic downturn had a significant effect on our third-quarter results,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer. “In response, we have implemented a plan to best position ourselves in this uncertain environment which we anticipate will continue to adversely affect our clients’ marketing budgets. We expect that our 2009 Profit Maximization Plan will significantly reduce costs, increase production efficiencies and focus on the greatest growth and profit opportunities for the future. In the face of these external challenges, we will continue to provide our clients with innovative, value-oriented media that consumers increasingly desire.”

Some additional financial highlights include:
•
Increase in 2009 Cost Synergies: Total cost synergies resulting from the acquisition of ADVO, Inc., are on track to meet our 2008 target of $38 million. In addition, the Company increased its estimated 2009 cost synergies resulting from the acquisition of ADVO, Inc. to $49 million.

•
Reduction of SG&A: Third-quarter 2008 SG&A costs were $93.9 million including $1.8 million in legal costs related to the News America lawsuit, compared to the prior year quarter SG&A costs of $96.3 million. This 2.5% reduction was due to decreases in incentive-based compensation and discretionary spending.

•
Reduction of Capital Expenditures: Capital expenditures for the third quarter of 2008 were $3.7 million. We expect 2008 annual capital expenditures to be approximately $26 million, well below our annual 2008 guidance of $35 million.

•
Liquidity: In July 2008, we applied the net proceeds of $28.8 million from the sale and leaseback of the Company’s Windsor facilities to the delayed draw and term loan portions of our Senior Secured Credit Facility as previously announced. In addition, the Company plans to use existing cash to repay the Secured Notes due in January 2009 and has no significant debt repayments scheduled until 2014.

Outlook
The slowdown in the global economy has resulted in a combination of factors that have negatively affected our business including a significant decline in both retail sales and client marketing budgets. Based on current forecasts, we expect fourth quarter 2008 adjusted EBITDA* to be approximately $65.0 million before restructuring costs. Accordingly, we have revised our full-year 2008 adjusted EBITDA* estimate to be $219.3 million compared to our previously announced adjusted EBITDA* guidance of between $260 and $280 million. Second-half 2008 revenue is expected to be down approximately 6-7% versus the previously announced guidance of low- to mid-single digit revenue growth. Adjusted Cash EPS* for full-year 2008 is expected to be approximately $1.71 versus the previously announced guidance of between $2.14 and $2.39.

We cannot predict with certainty the extent or duration of the current economic conditions or its negative effect on our 2009 results. A continuation of these conditions makes definitive forecasting difficult. Nevertheless, we assume the current reduced level of activity that we have seen in the second half of 2008 will continue throughout 2009, resulting in a mid-single digit decline in revenue in the first half of 2009 and flat to slightly down revenue in the second half of 2009. Management noted that the Company’s Profit Maximization Plan should result in a total cost savings of $50 to $60 million for 2009. These assumptions should yield a 2009 adjusted EBITDA* of approximately $215.0 million which would provide a comfortable covenant cushion throughout 2009.

“We are confident in our ability to successfully meet these cost-reduction goals and minimize capital spending,” said Robert L. Recchia, Valassis Executive Vice President and Chief Financial Officer.“While we cannot control the uncertain state of the economy and its impact on our clients and consumer spending, our focus is on what is within our control.”

VCI 3Q08 Earnings

Business Segment Discussion
•
Shared Mail: Revenue for the third quarter of 2008 was $327.0 million, down 5.7% compared to the prior year. Segment profit for the quarter was $13.2 million versus $23.7 million from the prior year quarter. The revenue decline was driven by cancellations, order reductions and a shift in wrap volume toward lower paying client verticals.

•
Neighborhood Targeted Products: Revenue for the third quarter of 2008 was $107.0 million, down 8.9% compared to the prior year quarter. Segment profit for the quarter was $5.0 million compared to $19.8 million for the prior year quarter. Segment profit declines for the quarter were due primarily to a reduction in newspaper preprints and its effect on plant cost absorption, increased SG&A expenses in the segment allocations and a shift in customer mix to lower margin Run of Press customers.

•
Market Delivered Free-standing Inserts (FSI): FSI revenue for the third quarter of 2008 was $91.4 million, down 10.9% compared to the prior year quarter, due to the anticipated reduction in FSI pricing and lower page volumes. The co-op FSI industry experienced a unit decline of 5.2% for the quarter. Management noted Valassis expects a low single-digit page growth in the fourth quarter. FSI cost of goods sold was up for the quarter on a cost per thousand (CPM) basis as a result of higher paper prices. Segment profit for the quarter was $0.2 million compared to $3.7 million for the prior year quarter.

•
International, Digital Media & Services: Revenue for the quarter was $38.3 million, down 5.7% compared to the prior year quarter due primarily to the sale of the French business. This segment experienced a loss of $4.0 million, $3.5 million of which came from new business initiatives.

Segment Results Summary
	Quarter Ended Sept. 30,
Revenue by Segment (in millions)	2008	2007	% Change
Shared Mail	$327.0	$346.6	-5.7%
Neighborhood Targeted	$107.0	$117.4	-8.9%
Free-standing Insert	$91.4	$102.6	-10.9%
International, Digital Media & Services (1)	$38.3	$40.6	-5.7%
Total Segment Revenue	$563.7	$607.2	-7.2%

	Quarter Ended Sept. 30,
Segment Profit (in millions)	2008	2007	% Change
Shared Mail	$13.2	$23.7	-44.3%
Neighborhood Targeted	$5.0	$19.8	-74.7%
Free-standing Insert	$0.2	$3.7	-94.6%
International, Digital Media & Services (1)	($4.0)	$1.8	-322.2%
Total Segment Profit	$14.4	$49.0	-70.6%

1The segments previously known as International and Services and Household Targeted were aggregated into one segment, International, Digital Media and Services, due to their immateriality versus the remaining segments. Also as of Jan. 1, 2008, the ADVO Canada business previously accounted for in the Shared Mail segment was merged into Valassis Canada and is now included in International, Digital Media and Services. Prior year pro forma revenue has been reclassified here for comparison purposes.

Conference Call Information
We will hold an investor call today to discuss our third-quarter 2008 results at 11 a.m. (ET). The call-in number is (800) 218-4007. The call will simulcast on our Web site, at http://www.valassis.com, and replay through Nov. 19, 2008 at (800) 405-2236, pass code 11102665. This earnings release and the webcast will be archived on our Web site under “Investor.”

VCI 3Q08 Earnings

Non-GAAP Financial Measures
*We define adjusted EBITDA as earnings before net interest and other expenses, income taxes, depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R and amortization of a client contract incentive. We define adjusted cash EPS as net earnings plus depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R and amortization of a client contract incentive, less capital expenditures, divided by weighted shares outstanding. We define adjusted cash flow as earnings before depreciation, amortization, stock-based compensation expense and amortization of a client contract incentive less capital expenditures. Adjusted EBITDA, adjusted cash EPS and adjusted cash flow are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that adjusted EBITDA, adjusted cash EPS and adjusted cash flow may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, adjusted EBITDA is used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation. However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
•	adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
•
management believes adjusted cash EPS is also a relevant measure of the performance of the business in addition to GAAP EPS. The primary reason for this is because depreciation and amortization charged against earnings to calculate GAAP EPS are expected to be in excess of capital expenditures by approximately $44.2 million in 2008;

•	adjusted cash flow does not reflect the residual cash flow available for discretionary expenditures since certain non-discretionary expenditures are not deducted from the measure;
•
other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

Because of these limitations, adjusted EBITDA, adjusted cash EPS and adjusted cash flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding operating results and reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found below.

VCI 3Q08 Earnings

Projected Adjusted Cash Flow and Adjusted Cash EPS Reconciliation*:

2008 ($ in millions)
Net Earnings	$27.9
Add back non-cash items:
Depreciationa	61.0
Amortization	9.2
FAS123r expense	7.5
Contract incentive amortization	2.4

Less:
Capital Expenditures	(26.0)
Adjusted Cash Flow*	$82.0
Weighted Shares Outstanding	48,018
Adjusted Cash EPS*	$1.71
*	Does not include an approximate $15 million recapture tax to be paid in 2008 related to the Senior Convertible Notes put to us in May 2008.

Projected Adjusted EBITDA Reconciliation:

	4Q 2008 ($ in millions)	2008 ($ in millions)	2009 ($ in millions)
Net Earnings	$13.4	$27.9	$36.2
Add back:
Interest and other, net	22.6	90.4	82.0
Income taxes	8.5	17.6	23.1
Depreciation and amortization	18.0	70.2	65.0

EBITDA	$62.5	$206.1	$206.3

Add back:
FAS123r expense	2.1	7.5	8.7
Contract incentive amortization	-	2.4	-
Restructuring costs	.4	3.3	-
Adjusted EBITDA	$65.0	$219.3	$215.0

VCI 3Q08 Earnings

Reconciliation of Adjusted EBITDA to Net Earnings (Loss) and Cash Flow from Operations
Quarter and Nine Months Ended Sept. 30, 2008
(dollars in thousands)

	Three Months Ended	Three Months Ended
	Sept. 30, 2008	Sept. 30, 2007

Net Earnings (Loss) - GAAP	$(5,203)	$16,443

plus: Income taxes	(3,682)	9,978
Interest and other expense, net	23,313	22,543
Depreciation and amortization	17,332	18,807

EBITDA	$31,760	$67,771

Stock-based compensation expense (SFAS No. 123R)	1,934	1,768
Amortization of customer contract incentive	-	1,215
Restructuring costs	1,422	263
Asset write-off charge	-	503

Adjusted EBITDA	$35,116	$71,520

Interest and other expense, net	(23,313)	(22,543)
Income taxes	3,682	(9,978)
Restructuring costs, cash	(415)	(263)
Changes in operating assets and liabilities	(31,367)	(18,010)
Cash Flow from Operations	$(16,297)	$20,726

Nine Months Ended
Sept. 30, 2008

Net Earnings - GAAP	$14,513

plus: Income taxes	9,133
Interest and other expense, net	67,802
Depreciation and amortization	52,155

EBITDA	$143,603

Acquisition/litigation-related expenses	-
Stock-based compensation expense (SFAS No. 123R)	5,363
Amortization of customer contract incentive	2,430
Restructuring costs	2,869
Asset impairment	-

Adjusted EBITDA	$154,265

Interest and other expense, net	(67,802)
Income taxes	(9,133)
Acquisition/litigation-related expenses	-
Restructuring costs, cash	(1,862)
Changes in operating assets and liabilities	(10,730)
Cash Flow from Operations	$64,738

VCI 3Q08 Earnings

About Valassis
Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform - in-home, in-store and in-motion. Through its newest offering - redplum.com - consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and nine countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements
Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in the Company’s paper or postal costs; changes which affect the businesses of the Company’s clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; the Company’s substantial indebtedness, and ability to refinance such indebtedness, if necessary; and its ability to incur additional indebtedness, may affect the Company’s financial health; the financial condition of the Company’s clients, suppliers or other counterparties; the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of the Company’s clients and prospective clients; the Company’s ability to comply with or obtain modifications or waivers of the financial covenants contained in the Company’s debt documents; certain covenants in the Company’s debt documents could adversely restrict the Company’s financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in the Company’s clients’ promotional needs, inventories and other factors; the Company’s failure to attract and retain qualified personnel may affect its business and results of operations; a rise in interest rates could increase the Company’s borrowing costs; the outcome of ADVO’s pending shareholder lawsuits; possible governmental regulation or litigation affecting aspects of the Company’s business; and general economic conditions, whether nationally or in the market areas in which the Company conducts its business, may be less favorable than expected. These and other risks and uncertainties related to the Company’s business are described in greater detail in its filings with the United States Securities and Exchange Commission, including the Company’s reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow…

VCI 3Q08 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(dollars in thousands)
Assets	Sept. 30,	Dec. 31,
	2008	2007

Current assets:

Cash and cash equivalents	$147,560	$125,239
Accounts receivable	417,490	515,490
Inventories	47,717	43,591
Refundable income taxes	6,631	6,553
Other	33,229	19,379

Total current assets	652,627	710,252

Property, plant and equipment, at cost	495,092	506,383

Less accumulated depreciation	(242,583)	(201,832)

Net property, plant and equipment	252,509	304,551

Intangible assets	1,231,688	1,229,124

Less accumulated amortization	(90,112)	(83,195)

Net intangible assets	1,141,576	1,145,929

Investments	6,956	7,159

Other assets	22,879	22,562

Total assets	$2,076,547	$2,190,453

More tables to follow . . .

VCI 3Q08 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(dollars in thousands)

Liabilities and Stockholders' Equity	Sept. 30,	Dec. 31,
	2008	2007

Current liabilities:

Current portion, long-term debt	$106,244	$30,900
Accounts payable and accruals	367,954	462,410
Progress billings	53,750	45,616
Deferred income taxes	-	2,470

Total current liabilities	527,948	541,396

Long-term debt	1,146,079	1,279,640
Other liabilities	38,192	29,026
Deferred income taxes	123,134	120,500

Stockholders' equity:

Common stock	635	634
Additional paid-in capital	56,719	51,482
Retained earnings	706,776	692,263
Treasury stock	(520,169)	(520,227)
Accumulated other comprehensive gain (loss)	(2,767)	(4,261)

Total stockholders' equity	241,194	219,891

Total liabilities and stockholders' equity	$2,076,547	$2,190,453

More tables to follow . . .

VCI 3Q08 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Quarter Ended	Quarter Ended
	Sept. 30,	Sept. 30,	%
	2008	2007	Change

Revenue	$ 563,651	$ 607,233	- 7.2%

Costs and expenses:
Costs of products sold	453,045	459,553	- 1.4%
Selling, general and administrative	93,872	96,327	- 2.5%
Amortization	2,306	2,389	- 3.5%
Total costs and expenses	549,223	558,269	- 1.6%

Operating income	14,428	48,964	- 70.5%

Other expenses (income):
Interest expense	23,948	24,575	- 2.6%
Other (income) expense, net	(635)	(2,032)	- 68.8%
Total other expenses (income)	23,313	22,543	+ 3.4%

Earnings (loss) before income taxes	(8,885)	26,421	- 133.6%

Income taxes	(3,682)	9,978	- 136.9%

Net earnings (loss)	$(5,203)	$16,443	- 131.6%

Net earnings (loss) per common share, diluted	$(0.11)	$0.34	- 132.4%

Weighted average shares outstanding, diluted	47,875	47,912	- 0.1%

Supplementary Data
Amortization	$2,306	$2,389
Depreciation	15,026	16,418
Capital expenditures	3,699	7,899

More tables to follow . . .

VCI 3Q08 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Nine Months Ended	Nine Months Ended
	Sept. 30,	Sept. 30,	%
	2008	2007	Change

Revenue	$1,755,657	$1,580,684	+ 11.1%

Costs and expenses:
Costs of products sold	1,369,372	1,211,392	+ 13.0%
Selling, general and administrative	287,920	247,217	+ 16.5%
Amortization	6,917	5,609	+ 23.3%
Total costs and expenses	1,664,209	1,464,218	+ 13.7%

Operating income	91,448	116,466	- 21.5%

Other expenses (income):
Interest expense	71,972	60,422	+ 19.1%
Other (income) expenses, net	(4,170)	(5,695)	- 26.8%
Total other expenses (income)	67,802	54,727	+ 23.9%

Earnings before income taxes	23,646	61,739	- 61.7%

Income taxes	9,133	24,287	- 62.4%

Net earnings	$14,513	$37,452	- 61.2%

Net earnings per common share, diluted	$0.30	$0.78	- 61.5%

Weighted average shares outstanding, diluted	47,995	47,903	+ 0.2%

Supplementary Data
Amortization	$6,917	$5,609
Depreciation	45,238	38,479
Capital expenditures	19,395	20,124

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